Exhibit 16

Letter to the Securities and Exchange Commission from Ernst & Young LLP.

Ernst & Young LLP 222 South Main Street Akron, Ohio 44308 Phone — 330-255-5800 www.ey.com

May 17, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated May 17, 2005, of Myers Industries, Inc. and are in agreement with the statements contained in paragraphs 1, 4, 5 and 6 on page 2, and the second sentence of paragraph 2 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the material weaknesses in internal controls over the business segment reporting process, the financial statement close process and the income tax process, included in paragraph 4 on page 2, therein, we had considered such matters in determining the nature, timing an extent of the procedures performed in our audit of the registrant’s 2004 financial statements.

/s/ Ernst & Young LLP